Exhibit 99.1

MARINEMAX EXPANDS FINANCIAL CAPACITY

~ Amends Credit Facility, Adds Liquidity and Extends Term ~

~ Comments on Recent Retail Activity in Current Environment ~

CLEARWATER, FL – May 21, 2020 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, announced today that it has amended its $440 million credit facility, which provides MarineMax with greater financial capacity by increasing its liquidity and extending the term.   The Company reported $90 million of liquidity at March 31, 2020 and, as a result of the amendment and improved cash from operations, has in excess of $140 million today.

The enhanced facility now has a three-year term expiring in May 2023, and it has two one-year options to renew, subject to lender approval.  Borrowings under the facility are secured primarily by the Company’s inventory that is financed through the facility. Under the amendment, certain provisions of the credit facility were modified, providing additional liquidity to the Company. The Company’s sizeable unleveraged real estate portfolio is not pledged under the facility and is excluded from the liquidity calculation.

The Company provided an update on business, indicating the positive retail activity it reported in April has continued.

Michael H. McLamb, Executive Vice President, Chief Financial Officer and Secretary of MarineMax, Inc. stated, “Based on our very strong balance sheet, we requested and received certain modifications to our credit facility that resulted in increased liquidity and extended the term for another year. The lenders in our facility have been long-term partners to MarineMax and we appreciate their confidence in our strategies and management, as expressed through this amendment. Increasing our liquidity is certainly beneficial in these uncertain times.  With approaching warmer weather,  it is nice to see the strong interest and positive sales activity that we experienced in April continue, which is a testimony to the demand for the boating lifestyle.”

The agent of the facility is Wells Fargo Commercial Distribution Finance and includes the following lending partners: M&T Bank, Bank of the West and Truist Bank.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Hatteras, Azimut Yachts, Benetti, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, MasterCraft, MJM Yachts, NauticStar, Scout, Sailfish, Scarab Jet Boats, Tige, Yamaha Jet Boats, Aquila, Aviara, and Nautique. MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax also owns Fraser Yachts Group, a leading superyacht brokerage and luxury yacht services company with operations in multiple countries. MarineMax currently has 59 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

~more~

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the benefit of the additional liquidity and the Company’s positive sales.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners, and the overall economy, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2019 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Michael H. McLamb	Investors:
	Chief Financial Officer	Brad Cohen
ICR, LLC
	Media:	203-682-8211
	Abbey Heimensen	bcohen@icrinc.com
	Public Relations	Dawn Francfort
	MarineMax, Inc.	646-677-1859
	727-531-1700	Dawn.Francfort@icrinc.com

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